Exhibit 99.1

SECURITY BANK CORPORATION ANNOUNCES

THIRD QUARTER 2008 FINANCIAL RESULTS

•	Total risk-based capital of 11.4% with all banks “well-capitalized”

•	Loan loss provision of $26 million builds allowance for loan losses to 3.0%

•	Net charge-offs decline sequentially to 2.7% of loans from 5.9% of loans

•	Net interest margin declines to 1.8% on credit cycle related costs

Macon, GA., October 28, 2008 / GlobeNewswire/ — Security Bank Corporation (Nasdaq: SBKC) today reported a net operating loss of $19.7 million for the third quarter ended September 30, 2008, compared with net income of $0.6 million for the third quarter of 2007. Diluted earnings per share for the third quarter of 2008 reflected a loss of $0.85 per share compared to diluted earnings of $0.03 per share for the third quarter of 2007. The decrease in diluted earnings per share for the third quarter of 2008 is primarily driven by a $26 million provision for loan losses, $4 million of losses on sale of other real estate owned and the decrease in net interest income due to higher levels of problem credits.

Security Bank Corporation’s tangible book value was $6.30 per share at September 30, 2008 compared with $9.57 per share at September 30, 2007. Tangible equity to tangible assets was 5.1% at September 30, 2008 versus 7.0% at September 30, 2007. All bank subsidiaries were in the highest capital category of “well-capitalized” as defined by regulatory standards at the end of the third quarter of 2008. Total risk based capital was 11.4% at the end of the third quarter of 2008, with approximately $31 million in excess capital over the 10% “well-capitalized” level.

Following the recent resignation of H. Averett “Rett” Walker as President and CEO and the appointment of Tony E. Collins as Interim President and CEO, Security Bank Corporation’s Board of Directors formed a special committee to oversee the search process for a permanent replacement. Additionally, Security Bank Corporation’s Board of Directors has authorized a special shareholders’ meeting in December to seek approval to amend its articles of incorporation to allow for the issuance of preferred stock and to increase the number of authorized shares of common stock.

Tony E. Collins, remarked, “For well over a year, we have been diligently identifying problem credits and taking measures to appropriately value these credits through charge-offs and by more than doubling our allowance for loan losses. These problem credits primarily have been, and continue to be, focused in the residential real estate market, which has experienced a significant decline in growth over this period as financial market conditions deteriorated. Nonperforming assets are expected to remain elevated for the remainder of 2008 as we do not anticipate an improvement in the residential real estate market near term. However, we are encouraged that the migration of new nonperforming loans declined for the second consecutive quarter, and we continue to believe our leading market position in the stable middle Georgia market will serve us well. Given the unprecedented challenges for financial institutions, we remain focused on executing our strategic plan of preserving capital, maintaining liquidity, improving asset quality and reducing noninterest expenses.”

Asset Quality

Nonperforming assets (“NPAs” or nonaccrual loans and other real estate owned, “OREO”) at the end of third quarter 2008 were $283 million, or 13.3% of total loans plus OREO compared to 11.3% at the end of the second quarter of 2008 and 3.0% at the end of the third quarter in 2007. While Security Bank Corporation sold $8 million of OREO during the third quarter of 2008, new properties totaling approximately $31 million were moved to OREO from nonaccrual loans. Approximately $67 million of loans were placed on nonaccrual status, which represents a decline in the migration of nonaccruing loans for the second consecutive quarter. Security Bank Corporation charged-off approximately $14 million in loans resulting in net charge-offs to average loans of 2.7% annualized for the third quarter of 2008, a decline from 5.9% net charge-offs to average loans annualized for the second quarter of 2008. Net charge-offs to average loans were 1.2% annualized for the third quarter of 2007. Security Bank Corporation increased its allowance for loan losses to $60.4 million, or 3.0% of loans receivable at September 30, 2008, up from $48.5 million or 2.3% of loans at June 30, 2008 and $27.1 million or 1.3% of loans at September 30, 2007.

Balance Sheet

Loans receivable totaled $2.05 billion at September 30, 2008, down 5% from $2.17 billion at September 30, 2007. During the third quarter of 2008, loans of $30 million were sold in connection with the sale of a loan production office of Security Bank of Bibb County in Bogart, Georgia. Excluding this sale, on a sequential basis, loans declined 12% annualized with a 4% decline in the middle and coastal Georgia markets, a 12% decline in the Atlanta market and a 26% decline in Security Real Estate Services, Inc. The mix of loans continues to rebalance, with construction and acquisition and development loans down over $200 million year to date through September 30, 2008.

Total deposits were $2.40 billion at September 30, 2008, an increase of 10% from $2.19 billion at September 30, 2007. Total assets increased 6% to $2.89 billion at September 30, 2008, compared to $2.72 billion at September 30, 2007.

Tangible shareholders’ equity at September 30, 2008 declined by approximately $34 million to $147 million compared to September 30, 2007, reflecting net operating losses of $69 million and $4 million in dividends paid, which was partly offset by approximately $28 million in capital raised in a rights offering in the first quarter of 2008, net of reduced equity as a result of shares purchased during the latter part of 2007 under a share repurchase program.

Net Interest Income

Net interest income for the third quarter of 2008 was $12.0 million, a decrease of 47% from $22.8 million when compared to the third quarter of 2007. The decrease is primarily the result of a decline in the net interest margin and a decline in Security Bank Corporation’s loan portfolio. The net interest margin (on a fully tax-equivalent basis) was 1.82% for the quarter ended September 30, 2008, compared to 2.13% for the second quarter of 2008 and 3.81% for the comparable period one year ago. The decrease in the net interest margin in the third quarter of 2008 on a year-over-year and sequential basis was the result of costs associated with the current credit cycle including reversal of interest for nonaccruing loans, liquidity costs and the asset sensitive nature of our balance sheet.

Noninterest Income and Expense

Noninterest income for the third quarter of 2008 decreased 18% to $3.8 million compared to the third quarter of 2007 due primarily to a decrease in mortgage banking fees of $0.5 million and a decrease in other income of $0.4 million.

Noninterest expense for the third quarter of 2008 was $20.4 million, an increase of $3.3 million, or 19% over the third quarter 2007 level of $17.1 million. Excluding current credit cycle related cost increases in foreclosure expenses, losses on sales of OREO and FDIC insurance premiums, noninterest expense was down $2.3 million or 15% over the third quarter 2007 level. The decline in controllable noninterest expense was primarily due to reduced salary and benefits expense and lower directors’ fees following the suspension in August 2008.

2008 Outlook

Management is reaffirming its prior guidance for 2008 as it relates to its expectations for NPAs to remain at elevated levels through the end of 2008 and its anticipation of continued moderation in the provision for loan loss and net charge-off levels. Given higher than anticipated costs associated with the current credit cycle, and renewed prospects for interest rate reductions, the net interest margin is projected to remain under pressure through year-end. Proactive balance sheet management to preserve capital will likely result in a higher level of loan reductions for 2008 of up to 10% versus our prior guidance of 3%-5%. The majority of the decline in loans is expected to occur in Security Real Estate Services, Inc. and the Atlanta market.

Organizational Restructuring

As part of its strategic effort to control expenses, Security Bank Corporation will be consolidating 26 positions throughout the organization with anticipated cost savings of approximately $1.6 million. This restructuring represents a reduction in workforce of approximately 5%. Including attrition, Security Bank Corporation has reduced its workforce by 22% in 2008.

Other Information

Security Bank Corporation’s management will host a “listen only” conference call to present these results at 10:00 AM Eastern Daylight Savings Time on Wednesday, October 29, 2008. This call is open to all interested parties. From locations within the United States the call-in number is 800.346.7359. The passcode is 457899. Please call in 10 minutes prior to the beginning of the conference call and ask for Security Bank Corporation.

A recorded playback of the conference call will be available for one week by calling 800.332.6854, or 973.528.0005 from outside the United States. The passcode for this playback is 457899.

Investor Contact:	Lorraine D Miller, CFA
Senior Vice President
478.722.6210

Media Contact:	Tom Woodbery
Senior Vice President
478.722.6117

This press release, including the attached selected unaudited financial tables, which are a part of this release, contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are “net operating income (loss),” “operating earnings,” “tangible book value,” “tangible equity to tangible assets” and “return on average tangible equity.” Security Bank’s management uses these non-GAAP measures in its analysis of Security Bank’s performance.

Net operating income (loss) is defined as net income adjusted for significant, typically nonrecurring income and expenses. Operating earnings are defined as net income adjusted for significant, typically nonrecurring income and expenses. Security Bank Corporation’s management includes these measures because it believes it is helpful in measuring the Company’s performance from core operations absent the impact the usually nonrecurring items such as asset impairments, gains/losses on investment sales and prepayments of borrowed money. Tangible book value is defined as total equity reduced by recorded intangible assets, net of related deferred tax benefits. Tangible book value per share is defined as tangible book value divided by total common shares outstanding. This measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company. For companies such as Security Bank Corporation that have engaged in multiple business combinations, purchase accounting requires the recording of significant amounts of goodwill related to such transactions. Tangible equity to tangible assets is the ratio of tangible equity defined as total equity reduced by recorded intangible assets, net of related deferred tax benefits, to tangible assets defined as total assets reduced by recorded intangible assets, net of related deferred tax benefits. Tangible equity to tangible assets is an important measure of Security Bank Corporation’s capital strength without the effects of purchase accounting as noted above. Return on average tangible equity is defined as earnings for the period (annualized for the quarterly period or year-to-date period, as applicable) divided by average equity reduced by average goodwill and other intangible assets, net of related deferred tax benefits. Security Bank Corporation’s management includes this measure because it believes that it is important when measuring the Company’s performance exclusive of the effects of goodwill and other intangibles recorded in recent acquisitions, and many investors use this measure as part of their analysis of Security Bank Corporation.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Please refer to the “Reconciliation Table” in the attached schedules for a more detailed analysis of these non-GAAP measures and the most directly comparable GAAP measures.

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.9 billion at September 30, 2008. Security Bank Corporation operates six community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates an interim real estate and development lender and traditional mortgage originator, Security Real Estate Services, Inc., with offices throughout Georgia.

Security Bank Corporation common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.” You may obtain copies of all documents that Security Bank files with the Securities and Exchange Commission, free of charge, at the SEC’s website at www.sec.gov. In addition, copies of these documents may also be obtained from us without charge by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, Attention: Investor Relations.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws, including statements about Security Bank’s loan loss provisions, capital adequacy, dividend reduction, net charge-offs, non-performing assets, net interest margin changes, the overall economic cycle and its impact on real estate values in Security Bank Corporation’s markets, loan growth, introduction and success of new products and Security Bank Corporation’s long-term prospects, among others. Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements may address issues involving significant risks, uncertainties, estimates and assumptions made by management. Security Bank Corporation’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited. Although Security Bank Corporation believes that the expectations and estimates reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Please refer to Security Bank Corporation’s public filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s financial results and operations and its forward-looking statements. Security Bank Corporation does not intend to and assumes no responsibility, except as required by law, for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, changes in assumptions, future events or otherwise.